FOR IMMEDIATE RELEASE	NEWS
November 6, 2014	NYSE: NGS
Exhibit 99

 NGS Reports 17% Year-over-Year and EBITDA Revenue Growth
Third Quarter 2014 Earnings of 30 cents per Diluted Share

 MIDLAND, Texas November 6, 2014 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and nine months ended September 30, 2014.

Revenue: Total revenue was $25.6 million, an increase from $21.9 million, or 17%, for the three months ended September 30, 2014, compared to the same period ended September 30, 2013. This change was attributable to an increase of 13% in rental revenue to $20.2 million from $17.8 million and a $1.3 million increase in sales revenue to $5.2 million for the period ended September 30, 2014 compared to the same three month period in 2013. Revenue increased between consecutive quarters by $3.7 million or 17%, mainly due to compressor sales.

Gross Margins: Total gross margin for the three months ended September 30, 2014 increased 17% to $13.9 million from $11.9 million for the same period ended September 30, 2013. Sequentially, gross margin increased 7% to $13.9 million from $13.0 million. Overall gross margin percentage was 54% for the three months ended September 30, 2014, and for the same period ended September 30, 2013 and 59% for the three months ended June 30, 2014. The difference in gross margin percentages between quarters is primarily driven by mix shifts between higher margin rental revenues and relatively lower margin sales revenues.

Operating Income: Operating income for the three months ended September 30, 2014 was $5.8 million, up 15% from the comparative prior year's level of $5.1 million. The increase was primarily caused by higher sales revenues and increased rental revenue in the current quarter. Sequentially, operating income increased 15% to $5.8 million for the three months ended September 30, 2014 from $5.1 million, primarily due to higher compressor sales between the periods.

Net Income:  Net income for the three months ended September 30, 2014 increased 14% to $3.9 million, when compared to net income of $3.4 million for the same period in 2013.  This increase was attributable to higher revenues in all segments. Sequentially, net income increased 15% to $3.9 million from $3.4 million, due to an increase in overall revenue gross margins.

Earnings Per Share:  Comparing the third quarter of 2014 versus 2013, earnings per diluted share was 30 cents, up from 27 cents.  Diluted earnings per share increased 11%, to 30 cents from 27 cents, between sequential quarters.

EBITDA:  EBITDA increased 17% to $11.5 million or 45% of revenue for the three months ended September 30, 2014 versus $9.9 million or 45% of revenue for the same three months ended September 30, 2013. EBITDA increased 11% in the sequential quarters. Please see discussion of Non-GAAP Financial Measures, below.

Cash Flow: At September 30, 2014, cash and cash equivalents were $5.1 million; working capital was $30.7 million with a total debt level of $417 thousand, all of which was classified as current. Positive net cash flow from operating activities was $26.5 million during the first nine months of 2014.

Commenting on third quarter 2014 results, Stephen C. Taylor, President and CEO, said:
“I am happy to report that our total revenues grew by 17% on a year-over-year and sequential quarterly basis and we continued to achieve overall gross margins in the mid-to-high 50% range. When compared to the year-ago quarter, rental revenues grew 13% in the current quarter and were up 4% from the last quarter. Additionally, compressor sales volumes were appreciably higher this quarter. EBITDA as a percentage of revenue has remained in the mid-to-high 40% range in the year ago and sequential quarters and our balance sheet continues to exhibit a high level of cash compared to debt.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, amortization, and gross margin percentage of each business lines for the three months ended September 30, 2014 and 2013.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Three months ended September 30,				Three months ended September 30,
	2014		2013		2014		2013
	(in thousands)
Rental	$20,177	79%	$17,805	81%	$12,067	60%	$10,356	58%
Sales	5,218	20%	3,893	18%	1,725	33%	1,439	37%
Service & Maintenance	204	1%	167	1%	103	50%	87	52%
Total	$25,599		$21,865		$13,895	54%	$11,882	54%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Financial Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)		(in thousands)
	2014	2013	2014	2013
Net income	$3,883	$3,394	$10,124	$11,233
Interest expense	4	3	9	45
Provision for income taxes	2,084	1,816	5,337	6,185
Depreciation and Amortization	5,528	4,652	15,816	13,326
EBITDA	11,499	9,865	31,286	30,789
Other operating expenses	2,527	2,142	7,860	6,023
Other (income) expense, net	(131)	(125)	(183)	(393)
Gross margin	$13,895	$11,882	$38,963	$36,419

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, November 6, 2014 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and nine months ended September 30, 2014.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$5,073	$24,443
Trade accounts receivable, net of allowance for doubtful accounts of $497 and $436, respectively	9,512	6,750
Inventory, net	31,350	26,832
Prepaid income taxes	5,110	2,281
Prepaid expenses and other	734	339
Total current assets	51,779	60,645
Rental equipment, net of accumulated depreciation of $100,981 and $86,533, respectively	207,098	176,420
Property and equipment, net of accumulated depreciation of $10,466 and $9,692, respectively	7,319	7,429
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $2,285 and $2,191, respectively	1,933	2,027
Other assets	40	29
Total assets	$278,208	$256,589
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$417	$577
Accounts payable	5,662	3,904
Accrued liabilities	7,714	6,487
Current income tax liability	5,226	350
Deferred income	2,013	873
Total current liabilities	21,032	12,191
Deferred income tax liability	51,238	51,464
Other long-term liabilities	164	197
Total liabilities	72,434	63,852
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,464 and 12,366 shares issued and outstanding, respectively	125	123
Additional paid-in capital	94,255	91,344
Retained earnings	111,394	101,270
Total stockholders' equity	205,774	192,737
Total liabilities and stockholders' equity	$278,208	$256,589

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
Rental income	$20,177	$17,805	$58,431	$50,533
Sales, net	5,218	3,893	10,831	15,057
Service and maintenance income	204	167	611	516
Total revenue	25,599	21,865	69,873	66,106
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	8,110	7,449	23,815	20,519
Cost of sales, exclusive of depreciation and amortization stated separately below	3,493	2,454	6,826	8,935
Cost of service and maintenance, exclusive of depreciation and amortization stated separately below	101	80	269	233
Selling, general, and administrative expense	2,527	2,142	7,860	6,023
Depreciation and amortization	5,528	4,652	15,816	13,326
Total operating costs and expenses	19,759	16,777	54,586	49,036
Operating income	5,840	5,088	15,287	17,070
Other income (expense):
Interest expense	(4)	(3)	(9)	(45)
Other income	131	125	183	393
Total other income, net	127	122	174	348
Income before provision for income taxes	5,967	5,210	15,461	17,418
Provision for income taxes	2,084	1,816	5,337	6,185
Net income	$3,883	$3,394	$10,124	$11,233
Earnings per share:
Basic	$0.31	$0.28	$0.81	$0.91
Diluted	$0.30	$0.27	$0.80	$0.90
Weighted average shares outstanding:
Basic	12,461	12,339	12,424	12,313
Diluted	12,740	12,600	12,728	12,504

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Nine months ended
	September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,124	$11,233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,816	13,326
Deferred income taxes	(226)	5,736
Stock based compensation	2,438	1,134
Inventory Allowance	395	13
Gain on disposal of assets	(159)	—
Gain on extinguishment of liability	—	(223)
Changes in current assets and liabilities:
Trade accounts receivables, net	(2,762)	1,314
Inventory, net	(4,895)	(1,049)
Prepaid expenses	(3,024)	(1,937)
Accounts payable and accrued liabilities	2,785	(735)
Current income tax liability	5,290	409
Deferred income	1,140	(824)
Other	(11)	—
Tax benefit from equity compensation	(414)	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	26,497	28,397
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(46,388)	(29,175)
Proceeds from sale of property and equipment	239	—
NET CASH USED IN INVESTING ACTIVITIES	(46,149)	(29,175)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(33)	(73)
Repayments of line of credit	(160)	(150)
Proceeds from exercise of stock options	61	642
Tax benefit from equity compensation	414	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	282	419
NET CHANGE IN CASH AND CASH EQUIVALENTS	(19,370)	(359)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	24,443	28,086
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,073	$27,727
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$9	$45
Income taxes paid	$4,968	$2,036
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$53	$207